Exhibit 99.1

Contact:	Timothy R. Yost	2000 Pennsylvania Avenue, N.W.
	Chief Financial Officer	Suite 6000
	(202) 777-5455	Washington, D.C. 20006
	heroldl@executiveboard.com	www.executiveboard.com

THE CORPORATE EXECUTIVE BOARD REPORTS THIRD QUARTER REVENUE GROWTH OF 34.7% AND PRO FORMA EPS OF $0.38

WASHINGTON, D.C. (October 25, 2004) — The Corporate Executive Board Company (CEB) (NASDAQ/NM: EXBD) today announced financial results for the third quarter and nine months ended September 30, 2004. Revenues for the third quarter increased 34.7% to $72.4 million from $53.8 million for the third quarter of 2003. Net income increased 116.8% to $12.0 million from $5.5 million. Earnings per diluted share for the third quarter increased 114.3% to $0.30 from $0.14 for the third quarter of 2003.

For the first nine months of 2004, revenues were $203.6 million, a 34.5% increase from $151.4 million for the first nine months of 2003. Net income grew 57.1% to $36.7 million from $23.3 million. Earnings per diluted share for the first nine months of 2004 increased 50.8% to $0.92 from $0.61 for the same prior-year period.

In August 2004, the Company entered into a new lease agreement for office facilities in Rosslyn, Virginia beginning in 2008. Under the terms of the new lease, several of CEB’s prior leases have been assumed by the new lessor. With these lease transactions, the Company recorded total expenses of $6.1 million within the three months ended September 30, 2004, $5.2 million of which represents a one time non-cash charge related to the assumption of CEB’s existing leases by the new lessor. To present results on a comparable basis the Company is providing pro forma income and earnings per diluted share that exclude this non-cash charge.

In addition, in October 2003, CEB reduced its statutory state income tax rate to 0.0% from 9.975% to reflect the tax benefits associated with the Company’s Qualified High Technology Company (QHTC) status. CEB is also providing pro forma income and earnings per diluted share that adjusts the 2003 tax rate to reflect the QHTC certification as if the change had been made at the beginning of 2003.

With these two changes, pro forma net income for the third quarter of 2004 increased 36.5% to $15.4 million from an adjusted $11.3 million in 2003. Pro forma net income for the first nine months of 2004 increased 27.3% to $40.1 million from an adjusted $31.5 million in 2003. Pro forma earnings per diluted share for the third quarter of 2004 increased 31.0% to $0.38 from an adjusted $0.29. Pro forma earnings per diluted share for the first nine months of 2004 increased 23.2% to $1.01 from an adjusted $0.82 in 2003. A reconciliation of CEB’s reported and pro forma results is set forth in the notes to the Financial Highlights section below.

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Jay McGonigle, Chairman and CEO of the Corporate Executive Board commented, “We are obviously very happy with our third quarter performance. With our cross-sell ratio climbing to 3.24 from 2.80 this time last year, new clients running at the high end of their target range, continued modest price increases and a strong suite of new program launches, we are well positioned going into the close of 2004. You can see the total impact of these key growth metrics reflected in our 30% contract value growth for the quarter – the best leading indicator for our business.”

“Today, I am also delighted to announce our 30th membership program: the Customer Contact Council (CCC). Designed to serve contact center heads and their senior staff, the CCC will help these executives design and manage their complex organizations, develop and deploy new processes and technologies, drive productivity gains, and manage a high-turnover workforce. As with all our new programs, CCC’s inaugural research agenda and service mix reflect the guidance of a stellar group of charter advisors; including senior executives from Cinergy Corp., Cisco Systems, Inc., ExxonMobil Corporation, Marriott International, Inc., The Procter & Gamble Company and Prudential Financial Inc. The program is already off to a strong start, and receiving very positive feedback from our early members.”

Outlook for 2004

The following statements summarize the Company’s guidance for 2004.

The Company is increasing its target revenue guidance for the fourth-quarter to $75 million. For the full year, the Company expects continued modest expansion in the operating margin within its target annual range of 25 — 30%. As in the past, the operating margin may fluctuate on a quarterly basis.

For 2004, the Company expects other income of approximately $10.0 million, an effective income tax rate of approximately 33.25% and diluted weighted shares outstanding of approximately 39.8 million to 40.0 million.

The Company is also raising its guidance on pro forma earnings per diluted share for Q4 and the full year 2004 to $0.41 and $1.42, respectively.

Forward-Looking Statements

The Outlook section of this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by the important factors, among others, set forth below and in CEB’s filings with the Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, our dependence on renewals of our membership-based services, our inability to know in advance if new products will be successful, difficulties we may experience in anticipating market trends, our need to attract and retain a significant number of highly skilled employees, restrictions on selling our products and services to the health care industry, continued consolidation in the financial institutions industry, which may limit our business with such companies, fluctuations in operating results, our potential inability to protect our intellectual property rights, our potential exposure to litigation related to our content, our potential exposure to loss of revenue resulting from our unconditional service guarantee, various factors that could affect our estimated income tax rate or our

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ability to use our existing deferred tax assets, whether the Washington, D.C. Office of Tax and Revenue withdraws our QHTC status and possible volatility of our stock price. These factors are discussed more fully in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of CEB’s filings with the Securities and Exchange Commission, including, but not limited to, its 2003 annual report on Form 10-K. The forward-looking statements in this press release are made as of October 25, 2004 and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

The Corporate Executive Board Company is a leading provider of best practices research and analysis focusing on corporate strategy, operations and general management issues. CEB provides its integrated set of services currently to more than 2,100 of the world’s largest and most prestigious corporations, including over 80% of the Fortune 500. These services are provided primarily on an annual subscription basis and include best practices research studies, executive education seminars, customized research briefs and Web-based access to a library of over 275,000 corporate best practices.

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THE CORPORATE EXECUTIVE BOARD COMPANY
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Financial Highlights
Revenues	$72,424	$53,758	$203,061	$151,380
Net income	$11,954	$5,513	$36,667	$23,336
Basic earnings per share	$0.31	$0.15	$0.96	$0.63
Diluted earnings per share	$0.30	$0.14	$0.92	$0.61
Weighted average shares outstanding:
Basic	38,990	37,308	38,131	37,298
Diluted	40,379	38,762	39,674	38,403
Pro forma operating income (1)	$20,630	$14,522	$53,006	$40,279
Pro forma net income (1)	$15,432	$11,307	$40,145	$31,528
Pro forma diluted earnings per share (1)	$0.38	$0.29	$1.01	$0.82

(1) Reconciliation of GAAP to pro forma operating income, net income and pro forma diluted earnings per share:

Operating income, as reported	$15,420	$14,522	$47,796	$40,279
Non-cash lease restructuring costs	5,210	—	5,210	—

Pro forma operating income	$20,630	$14,522	$53,006	$40,279

Net income, as reported	$11,954	$5,513	$36,667	$23,336
Non-cash lease restructuring costs, net of tax	3,478	—	3,478	—
Non-cash charge to value deferred tax assets, net, at new statutory Washington, D.C. rate of 0.0%, net of tax credits	—	8,192	—	8,192
True up for change in effective tax rate from 39.4% to 31.25% for the six months ending June 30, 2003	—	(2,398)	—	—

Pro forma net income	$15,432	$11,307	$40,145	$31,528

Diluted earnings per share, as reported	$0.30	$0.14	$0.92	$0.61
Non-cash lease restructuring costs, net of tax	0.08	—	0.09	—
Non-cash charge to value deferred tax assets, net, at new statutory Washington, DC rate of 0.0%, net of tax credits	—	0.21	—	0.21
True up for change in effective tax rate from 39.4% to 31.25% for the six months ending June 30, 2003	—	(0.06)	—	—

Pro forma diluted earnings per share	$0.38	$0.29	$1.01	$0.82

The Company believes its calculation of pro forma net income and pro forma diluted earnings per share provides additional information about CEB’s ongoing operating performance and provides additional information to compare to prior periods. Pro forma financial results should not be considered as measures of financial performance under accounting principles generally accepted in the United States, and the items excluded from them are significant components in understanding and assessing financial performance. Because pro forma financial results are not measurements determined in accordance with accounting principles generally accepted in the United States and are thus susceptible to varying calculations, they may not be comparable as presented to other similarly titled measures of other companies. The change in tax status for a new statutory Washington, D.C. income tax rate and other tax benefits available to the Company as a QHTC are discussed more fully in CEB’s filings with the Securities and Exchange Commission, including its 2003 annual report on Form 10-K.

THE CORPORATE EXECUTIVE BOARD COMPANY

Operating Statistic and Financial Highlights
(in thousands, except per share data)
(Unaudited)

		Three Months Ended			Nine Months Ended
	Selected Growth	September 30,		Selected Growth	September 30,
	Rates	2004	2003	Rates	2004	2003
Operating Statistic
Contract value (1) (at period end)	30.2%	$270,497	$207,762
Financial Highlights
Revenues	34.7%	$72,424	$53,758	34.5%	$203,601	$151,380
Cost of services		21,852	18,225		65,484	51,380

Gross profit		50,572	35,533		138,117	100,000
Member relations and marketing		18,657	14,375		55,101	39,727
General and administrative		9,320	5,293		24,297	15,789
Depreciation		1,965	1,343		5,305	4,092
Non-cash lease restructuring costs		5,210	—		5,210	—
Stock option and related expenses		—	—		408	113

Income from operations		15,420	14,522		47,796	40,279
Other income, net		2,627	1,925		7,136	5,580

Income before provision for income taxes		18,047	16,447		54,932	45,859
Provision for income taxes		6,093	10,934		18,265	22,523

Net income	116.8%	$11,954	$5,513	57.1%	$36,667	$23,336

Basic earnings per share		$0.31	$0.15		$0.96	$0.63
Diluted earnings per share	114.3%	$0.30	$0.14	50.8%	$0.92	$0.61
Weighted average shares outstanding
Basic		38,990	37,308		38,131	37,298
Diluted		40,379	38,762		39,674	38,403
Pro forma income from operations	42.1%	$20,630	$14,522	31.6%	$53,006	$40,279
Pro forma net income	36.5%	$15,432	$11,307	27.3%	$40,145	$31,528
Pro forma diluted earnings per share	31.0%	$0.38	$0.29	23.2%	$1.01	$0.82
Percentages of Revenues
Gross profit		69.8%	66.1%		67.8%	66.1%
Member relations and marketing		25.8%	26.7%		27.1%	26.2%
General and administrative		12.9%	9.8%		11.9%	10.4%
Pro forma income from operations		28.5%	27.0%		26.0%	26.6%

(1)	We define “Contract value” as of the quarter-end as the aggregate annualized revenue attributed to all agreements in effect on such date, without regard to the remaining duration of any such agreement.

THE CORPORATE EXECUTIVE BOARD COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	Sept. 30, 2004	Dec. 31, 2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$52,495	$118,568
Marketable securities	46,204	11,859
Membership fees receivable, net	44,063	63,160
Deferred income taxes, net	35,556	30,972
Deferred incentive compensation	5,361	7,332
Prepaid expenses and other current assets	7,790	5,933

Total current assets	191,469	237,824
Deferred income taxes, net	—	6,701
Marketable securities	286,871	163,492
Property and equipment, net	16,769	15,465

Total assets	$495,109	$423,482

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$16,065	$12,480
Accrued incentive compensation	10,795	11,072
Deferred revenues	141,907	154,844

Total current liabilities	168,767	178,396
Other liabilities	8,727	3,093

Total liabilities	177,494	181,489
Stockholders’ equity	317,615	241,993

Total liabilities and stockholders’ equity	$495,109	$423,482

THE CORPORATE EXECUTIVE BOARD COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$36,667	$23,336
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	5,305	4,092
Deferred income taxes	17,472	21,777
Non-cash lease restructuring costs	5,210	—
Amortization of marketable securities premiums, net	2,071	1,550
Changes in operating assets and liabilities:
Membership fees receivable, net	19,097	21,605
Deferred incentive compensation	1,971	215
Prepaid expenses and other current assets	(1,857)	(2,481)
Accounts payable and accrued liabilities	3,356	(669)
Accrued incentive compensation	(277)	(2,385)
Deferred revenues	(12,937)	(15,155)
Other liabilities	549	94

Net cash flows provided by operating activities	76,627	51,979

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment, net	(6,609)	(4,634)
Maturity and sale (purchase) of marketable securities, net	(160,796)	(49,166)

Net cash flows used in investing activities	(167,405)	(53,800)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of common stock options	55,322	8,031
Proceeds from the issuance of common stock under the employee stock purchase plan	662	540
Purchase of treasury shares	(22,736)	(19,204)
Payment of dividends	(8,647)	—
Reimbursement of common stock offering costs	225	175
Payment of common stock offering costs	(121)	(159)

Net cash flows provided by (used in) financing activities	24,705	(10,617)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(66,073)	(12,438)
Cash and cash equivalents, beginning of period	118,568	71,346

Cash and cash equivalents, end of period	$52,495	$58,908